Exhibit 10.19

ANTERIS TECHNOLOGIES GLOBAL CORP. EQUITY INCENTIVE PLAN
NOTICE OF CONTINGENT GRANT OF NONQUALIFIED STOCK OPTION

Anteris Technologies Global Corp., a Delaware corporation (the “Company”), has awarded to Optionee, as identified below, an Option Right (the “Option”) to purchase the number of shares of Common Stock set forth below. The Option is subject to all of the terms and conditions as set forth in this Notice of Contingent Grant (this “Notice”), as well as in the Company’s Equity Incentive Plan (the “Plan”) and the Nonqualified Stock Option Agreement (the “Agreement”), both of which are attached hereto and incorporated in their entirety. Notwithstanding the foregoing, the effectiveness of the provisions of this Notice and Agreement (and any corresponding benefits to Optionee) is subject to receipt of stockholder approval of the issue of the Option to Optionee in accordance with the requirements of the Australian Securities Exchange (“ASX”) Listing Rules (“ASX Listing Rules”), including for the purposes of ASX Listing Rule 10.14. For the purpose of clarity, if stockholders of the Company do not approve the issue of the Option for purposes of ASX Listing Rule 10.14 at the applicable meeting of the Company’s stockholders, then the Notice and the Agreement and the Option award thereunder will be of no further force or effect. Capitalized terms not explicitly defined in this Notice but defined in the Plan or the Agreement will have the same definitions as in the Plan or the Agreement, as applicable. In the event of any conflict between the terms of the Agreement and the Plan, the terms of the Plan will control.

Optionee:	Wayne Paterson
Type of Grant:	Nonqualified Option Right
Date of Contingent Grant:	September 13, 2026
Shares subject to Option:	1,200,000 shares of Common Stock
Option Price (per share):	$8.35
Vesting Schedule:	One-fourth of the shares of Common Stock subject to the Option shall vest and become exercisable on each of the first four anniversaries of the Date of Contingent Grant (each, a “Vesting Date”), subject to Optionee remaining in the continuous employment of the Company or a Subsidiary on each such Vesting Date.

By the Company’s and Optionee’s signatures to the Agreement, the Company and Optionee agree that the Option is governed by the Notice and by the provisions of the Plan and the Agreement, both of which are attached to and made a part of this document. Optionee acknowledges receipt of copies of the Plan and the Agreement, represents that Optionee has read and is familiar with their provisions, and hereby accepts the Option subject to all of their terms and conditions.

The Company has caused the Notice and the Agreement to be effective as of the Date of Contingent Grant.

ANTERIS TECHNOLOGIES GLOBAL CORP.

Nonqualified Stock Option Agreement

Anteris Technologies Global Corp. (the “Company”), has awarded Optionee, as referenced in the Notice of Contingent Grant (the “Notice”), to which this Nonqualified Stock Option Agreement (this “Agreement”) is attached, on a contingent basis, an option to purchase the number of shares of Common Stock indicated in the Notice (the “Option”) that is subject to the Company’s Equity Incentive Plan (the “Plan”), the Notice, this Agreement, and stockholder approval as set forth in the Notice. In the event of any conflict between the terms in this Agreement and the Plan, the terms of the Plan will control. All terms used in this Agreement with initial capital letters that are defined in the Plan and not otherwise defined herein have the meanings assigned to them in the Plan.

Notwithstanding anything to the contrary in this Agreement, the effectiveness of the provisions of this Agreement (and any corresponding benefits to Optionee) is subject to receipt of stockholder approval of the issue of the Option to the Optionee in accordance with the requirements of the ASX Listing Rules, including ASX Listing Rule 10.14. For the purpose of clarity, if stockholders of the Company do not approve the issue of the Option for purposes of ASX Listing Rule 10.14 at the applicable meeting of the Company’s stockholders, then this Agreement and the Option award hereunder will be deemed cancelled and of no further force or effect.

1.             Grant of Option. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company has granted to Optionee, as of the Date of Contingent Grant, an Option to purchase the number of shares of Common Stock set forth in the Notice at the Option Price specified therein. The Option Price represents at least the Market Value per Share on the Date of Contingent Grant. The Option is intended to be a nonqualified stock option for U.S. tax purposes.

2.             Option Not Transferrable. Optionee’s right to the Option shall not be transferable by Optionee except by will or the laws of descent and distribution. Any purported transfer in violation of this Section 2 shall be null and void, and the purported transferee shall obtain no rights with respect to the Option or the underlying shares of Common Stock.

3.             Vesting of Option. Except as otherwise provided herein, the Option shall vest and become exercisable (“Vest,” or “Vested”) as set forth in the Notice if Optionee remains continuously employed by the Company or a Subsidiary in accordance with the Vesting Schedule set forth in the Notice (the period from the Date of Contingent Grant until the last Vesting Date of the Vesting Schedule, the “Vesting Period”). Any portion of the Option that does not so become Vested will be forfeited, including, except as provided in Section 4 below, if Optionee ceases to be continuously employed by the Company or a Subsidiary prior to the end of the Vesting Period. For purposes of this Agreement, “continuous employment” (or substantially similar terms) means the absence of any interruption or termination of Optionee’s employment relationship, as applicable, with the Company or a Subsidiary. Continuous employment shall not be considered interrupted or terminated in the case of a transfer of employment among the Company and its Subsidiaries or if Optionee is absent on leave approved by a duly constituted officer of the Company or its Subsidiaries.

4.             Alternative Vesting of Option. Notwithstanding the provisions of Section 3 of this Agreement, and subject to the exercise and payment provisions of Section 6 hereof, to the extent the Option has not been forfeited pursuant to Section 5 hereof, the Option will Vest earlier than the time provided for in Section 3 under the following circumstances:

(a)	Death or Permanent Disability. If Optionee’s employment with the Company or any Subsidiary terminates due to Optionee’s death or Permanent Disability, then any portion of the Option that has not yet Vested will immediately Vest in full. For purposes of this Agreement, “Permanently Disabled” or “Permanent Disability” means that Optionee has qualified for long-term disability benefits under a disability plan or program of the Company or a Subsidiary or, in the absence of a disability plan or program of the Company or a Subsidiary, under a government-sponsored disability program and is “disabled” within the meaning of Section 409A(a)(2)(C) of the Code.

(b)	Termination without Cause or for Good Reason. If the Company terminates Optionee’s employment with the Company or any Subsidiary other than for Cause (as defined in Section 4(d)), death or Permanent Disability or Optionee terminates his employment with the Company for Good Reason (as defined in Section 4(d)), then a pro rata portion of the shares of Common Stock subject to the Option shall Vest and become exercisable, with such pro rata portion determined by multiplying (i) the total number of shares of Common Stock subject to the Option evidenced under this Agreement by (ii) a fraction, the numerator of which is the number of calendar days that shall have elapsed from the Date of Contingent Grant until the date of such termination and the denominator of which is the number of calendar days in the full vesting period, and subtracting from such amount the number of shares of Common Stock subject to the Option (if any) that previously Vested.

(c)	Change in Control.

(i)	Upon the consummation of a Change in Control that occurs during the period that commences on the Date of Contingent Grant and ends on the final Vesting Date (such period, the “Restriction Period”) while Optionee is an employee of the Company or a Subsidiary, any portion of the Option that remains outstanding and has not yet Vested as of such Change in Control will immediately Vest in full, except to the extent that a Replacement Award for the Option is provided to Optionee.

(ii)	For purposes of this Agreement, a “Replacement Award” shall mean an award (A) of a stock option, (B) that has a value at least equal to the value of the Option, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control (or another entity that is affiliated with the Company or its successor following the Change in Control) (the “Successor”), (D) the tax consequences of which, under the Code, if Optionee is subject to U.S. federal income tax under the Code, are not less favorable to Optionee than the tax consequences of the Option, (E) that Vests in full upon a termination of Optionee’s employment with the Company or the Successor without Cause by the Company or the Successor or for Good Reason by Optionee within a period of two years after the Change in Control (each such termination event, a “Qualifying Termination”), and (F) the other terms and conditions of which are not less favorable to Optionee than the terms and conditions of the Option (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it conforms to the requirements of Treasury Regulation 1.409A-3(i)(5)(iv)(B) or otherwise does not result in the Option or Replacement Award failing to comply with Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Option if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 4(b)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(iii)	If a Replacement Award is provided, (A) the terms of the Replacement Award will govern the Vesting and payment of the Replacement Award and (B) notwithstanding anything in this Agreement to the contrary, any outstanding portion of the Option which at the time of the Change in Control is not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be Vested at the time of such Change in Control.

(d)	Definitions. For purposes of this Section 4:

(i)	“Cause” means “Cause” (or a term of substantively similar meaning) as defined in an individual employment agreement in effect as of the Date of Contingent Grant between Optionee and the Company or any Subsidiary or, if Optionee does not have an employment agreement as of the Date of Contingent Grant (or such employment agreement does not define “Cause”), then “Cause” means with respect to Optionee: (A) any intentional act of fraud, embezzlement or theft in connection with Optionee’s duties with the Company, its Subsidiaries, or Successor, (B) any intentional wrongful disclosure of secret processes or confidential information of the Company, its Subsidiaries, or Successor, or (C) any intentional wrongful engagement in any competitive activity that would constitute a material breach of Optionee’s duty of loyalty to the Company, its Subsidiaries, or Successor; provided, that, no act, or failure to act, on the part of Optionee will be deemed “intentional” unless done or omitted to be done by Optionee not in good faith and without reasonable belief that Optionee’s action or omission was in or not opposed to the best interest of the Company, its Subsidiaries, or Successor; and further provided, that for any Optionee who is party to an individual severance or employment agreement with the Company or a Subsidiary defining Cause, “Cause” will have the meaning set forth in such agreement.

(ii)	“Good Reason” means “Good Reason” (or a term of substantively similar meaning) as defined in an individual employment agreement in effect as of the Date of Contingent Grant between Optionee and the Company or any Subsidiary or, if Optionee does not have an employment agreement as of the Date of Contingent Grant (or such employment agreement does not define “Good Reason”), then “Good Reason” means a material reduction in the nature or scope of the responsibilities, authorities or duties of Optionee attached to Optionee’s position held immediately prior to the Change in Control, a change of more than 60 miles in the location of Optionee’s principal office immediately prior to the Change in Control, or a material reduction in Optionee’s remuneration upon or after the Change in Control; provided, that, no later than 90 days following an event constituting Good Reason, Optionee gives notice to the Successor of the occurrence of such event, the Successor fails to cure the event within 30 days following the receipt of such notice, and Optionee’s employment is terminated within 30 days thereafter.

5.             Right To Exercise; Termination of the Option. Any portion of the Option that becomes Vested in accordance with Section 3 or Section 4 shall remain exercisable until, and shall terminate on, the earliest of the following dates:

(a)	Ninety (90) days after any termination of Optionee’s employment, including a Qualifying Termination in connection with a Change in Control, unless such termination of employment (i) is due to Optionee’s death or Permanent Disability as described in Section 4(a) or (ii) is a result of a termination for Cause as defined in Section 4(b)(iii);

(b)	One (1) year after Optionee’s death if such death occurs while Optionee is employed by the Company or any Subsidiary;

(c)	One (1) year after Optionee’s termination of employment due to Permanent Disability;

(d)	The date of termination of Optionee’s employment by the Company or any Subsidiary for Cause; or

(e)	Ten (10) years from the Date of Contingent Grant.

For the avoidance of doubt, any portion of the Option that remains outstanding, whether or not Vested, will terminate immediately on the tenth anniversary of the Date of Contingent Grant. Further, notwithstanding the foregoing, in the event that any portion of the Option becomes Vested in accordance with Section 3 or Section 4 prior to the approval of the issue of the Option by the Company’s stockholders, such portion of the Option will not be exercisable unless and until such approval is obtained.

6.             Exercise and Payment of Option. To the extent exercisable, the Option may be exercised in whole or in part from time to time and will be settled in Common Stock by Optionee giving written notice to the Company at its principal office specifying the number of shares of Common Stock for which the Option is to be exercised and paying the aggregate Option Price for such Common Stock. Payment of the Option Price by Optionee shall be (a) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (b) subject to any conditions or limitations established by the Board or the Committee, by the withholding of Common Stock otherwise issuable upon exercise of the Option pursuant to a “net exercise” arrangement, (c) by a combination of such methods of payment, or (d) by such other methods as may be approved by the Board or the Committee.

7.             No Dividend Equivalents. Optionee shall not be entitled to dividends or dividend equivalents with respect to the Option or the Common Stock underlying the Option until such Common Stock is issued after the exercise of the Option (or portion thereof).

8.	Compensation Recovery; Other Acknowledgements.

(a)	Notwithstanding anything in this Agreement to the contrary, Optionee acknowledges and agrees that this Agreement and the award described herein (and any settlement thereof) are subject to the terms and conditions of the Company’s clawback policy or policies as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock at any point may be traded) (the “Compensation Recovery Policy”), and that, to the extent the Compensation Recovery Policy, by its terms, is applicable to Optionee’s Option, applicable terms of this Agreement will be (if necessary) deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof. Further, by accepting the Option covered by this Agreement, Optionee (i) consents to be bound by the terms of the Compensation Recovery Policy, as applicable, (ii) agrees and acknowledges that Optionee is obligated to and will cooperate with, and will provide any and all assistance necessary to, the Company in any effort to recover or recoup any compensation or other amounts subject to clawback or recovery pursuant to the Compensation Recovery Policy and/or applicable laws, rules, regulations, stock exchange listing standards or other Company policy, and (iii) agrees that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy, in each case from and after the effective dates thereof. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from Optionee of any such amounts, including from Optionee’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code.

(b)	Nothing in this Agreement (or in any other agreement, contract or arrangement with the Company or its Subsidiaries or affiliates, or in any policy, procedure or practice of the Company or its Subsidiaries or affiliates) (a) prevents Optionee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations or (b) limits Optionee’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, the Dodd-Frank Wall Street Reform and Consumer Protection Act or The Sarbanes-Oxley Act of 2002).

9.             Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws, including any applicable laws of Australia; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue the Option or any shares of Common Stock underlying the Option if the issuance or payment thereof would result in violation of any such law.

10.          Adjustments. Subject to Section 11 of the Plan, the Committee shall make or provide for such adjustments in the number of and kind of shares of Common Stock covered by the Option and in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Optionee that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

11.          Withholding Taxes. If the Company or any Subsidiary is required to withhold federal, state, local or foreign taxes or other amounts in connection with Optionee’s right to receive Common Stock under this Agreement, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of any such Common Stock (or the realization of any other benefit provided for under this Agreement) that Optionee make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts. Optionee may satisfy such tax obligation by paying the Company cash via personal check. Alternatively, unless otherwise determined by the Committee, Optionee may elect that all or any part of such tax obligation be satisfied by the Company’s retention of a portion of the shares of Common Stock provided for under this Agreement or by Optionee’s surrender of a portion of the shares of Common Stock that he or she has owned. In no event, however, will the Company accept shares of Common Stock for payment of taxes in excess of required tax withholding rates (unless such higher withholding amounts would not result in adverse accounting implications for the Company and the additional withholding amount is authorized by the Committee). If Optionee fails to make arrangements for the payment of required taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold shares of Common Stock having a value equal to the amount required to be withheld. Further, notwithstanding anything in this Section 11 to the contrary, if at any time (a) Optionee is subject to reporting as a Director or an “officer” for purposes of Section 16 of the Exchange Act, (b) withholding is required with respect to the award evidenced by this Agreement, and (c) Optionee is subject to trading restrictions pursuant to a periodic or special closed trading window for the Company under its insider trading policies, then the Company will withhold shares of Common Stock otherwise payable to Optionee under this award in order to satisfy such withholding, with the number of shares of Common Stock withheld having a value equal to the amount required to be withheld. The shares of Common Stock used for tax withholding will be valued at an amount equal to the fair market value of such shares of Common Stock on the date the applicable benefit is to be included in Optionee’s income.

12.          Rights as a Stockholder. Optionee will not have any rights as a Stockholder with respect to any Common Stock granted to him or her under this Agreement prior to the date as of which he or she is actually recorded as the holder of such Common Stock upon the share records of the Company.

13.          Right to Terminate Employment. Nothing in this Agreement limits in any way whatsoever any right the Company or a Subsidiary may otherwise have to terminate the employment of Optionee at any time.

14.          No Right to Future Awards. This award is a voluntary, discretionary bonus being made on a one-time basis and it does not constitute a commitment to make any future awards.

15.          Relation to Other Benefits. Any economic or other benefit to Optionee under this Agreement or the Plan will not be taken into account in determining any benefits to which Optionee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

16.          Processing of Information. Information about Optionee and Optionee’s award of the Option may be collected, recorded and held, used and disclosed for any purpose related to the administration of the award. Optionee understands that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third party administrators whether such persons are located within Optionee’s country or elsewhere, including the United States of America. Optionee consents to the processing of information relating to Optionee and Optionee’s receipt of the shares of Common Stock in any one or more of the ways referred to above.

17.          Amendments. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent the amendment is applicable to this Agreement; provided, however, that no amendment will adversely affect in a material manner the rights of Optionee with respect to the Common Stock or other securities covered by this Agreement without Optionee’s consent. Notwithstanding the foregoing, the limitation requiring the consent of Optionee to certain amendments will not apply to any amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code, Section 10D of the Exchange Act, or other applicable law.

18.          Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision in any other person or circumstances shall not be affected, and the provisions so held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.

19.          Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Option and Optionee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request Optionee’s consent to participate in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.

20.          Governing Law. This Agreement is made under, and will be construed in accordance with, the internal substantive laws of the State of Delaware. Optionee agrees that the state and federal courts located in the State of Delaware will have jurisdiction in any action, suit or proceeding against Optionee based on or arising out of this Agreement and Optionee hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Optionee; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

21.          Successors and Assigns. Without limiting Section 2 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Optionee, and the successors and assigns of the Company.

This Agreement is executed by the Company on this 19th day of October, 2026.

ANTERIS TECHNOLOGIES GLOBAL CORP.

By:	/s/ John Seaberg

The undersigned Optionee hereby acknowledges receipt of an executed original of this Agreement and accepts the right to receive the Option and the shares of Common Stock or other securities covered hereby, subject to the terms and conditions of the Plan and the terms and conditions herein above set forth.

/s/ Wayne Paterson
Optionee

Date: Oct 19, 2026